EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Reports Record Results in 2015 Second Quarter

E.P.S. of $0.97 up 8% versus prior year

ALPHARETTA, GEORGIA — August 5, 2015 — Neenah Paper, Inc. (NYSE:NP) today reported 2015 second quarter results.

Second Quarter Highlights

•            Record earnings per diluted share of $0.97 increased 8 percent compared with adjusted earnings per share of $0.90 in 2014. Adjusted E.P.S. in 2014 excluded $0.02 for acquisition and restructuring costs.

•            Record operating income of $27.9 million, up 5 percent from prior year adjusted operating income of $26.6 million. Adjusted operating income in 2014 excluded $700,000 of acquisition and restructuring costs.

•            Consolidated sales of $224 million, down 3 percent but up 4 percent on a constant currency basis. Organic and acquisition-driven growth in Technical Products offset by translation impact from a weaker euro and lower Fine Paper and Packaging shipments.

•            Record free cash flow (cash from operations less capital spending) of $33 million.

•            Dividend paid at increased quarterly rate of $0.30/share.

•            Acquisition of FiberMark completed on August 1, 2015 and expected to accelerate growth in premium packaging and related Technical Products markets.

“Adjusted earnings” is a non-GAAP measure and is used to improve comparability of year-on-year results. Adjusted figures are reconciled to GAAP later in this release.

“Our businesses performed well in the quarter, delivering record earnings and cash flows. In Technical Products, impressive organic growth was boosted by last year’s filtration acquisition, and Fine Paper and Packaging continues to deliver very attractive financial returns.” said John O’Donnell, Chief Executive Officer. “It’s a testament to the strength of our teams that they can deliver these record results while at the same time completing a thorough diligence and successful execution of the FiberMark acquisition.  We are now focused on integration and excited by the capabilities FiberMark brings to accelerate growth in premium packaging and performance materials. Our balance sheet remains strong, providing future flexibility and the ability to optimize capital deployment among high-returning organic investments, value-adding acquisitions and increasing cash returns to shareholders.”

Quarterly Consolidated Results

Income Statement

Consolidated net sales of $224.1 million in the second quarter of 2015 were down 3 percent compared with $230.4 million in the second quarter of 2014. Volume growth in Technical Products and a higher value mix and selling prices in both segments were offset by currency translation, which reduced consolidated sales by 7 percent or $15 million due to a weaker euro, as well as lower Fine Paper & Packaging shipments.

Selling, general and administrative (SG&A) expense was $20.8 million in the second quarter of 2015 and compared with $20.4 million in the second quarter of 2014.

Operating income of $27.9 million in 2015 increased 5 percent compared with adjusted operating income of $26.6 million in the second quarter of 2014. Prior year adjusted operating income excluded $0.7 million for restructuring and acquisition costs mostly related to Technical Products. Income growth in 2015 resulted from a higher value mix, improved selling prices and lower input costs that more than offset increased SG&A and negative impacts of currency translation and higher manufacturing costs.

Net interest expense of $2.8 million in the second quarter of 2015 decreased slightly from $2.9 million in the second quarter of 2014.

The effective income tax rate of 33 percent in the second quarter of 2015 compared with 35 percent in the second quarter of 2014. The year to date rate of 35 percent in 2015 reflects a Federal manufacturing deduction now available following consumption of net operating losses.

Cash Flow and Balance Sheet

Cash provided from operations in the second quarter of 2015 was $39.4 million compared with $37.1 million in the second quarter of 2014. Increased cash generation in 2015 resulted primarily from increased earnings.

Capital spending of $6.9 million in the second quarter of 2015 compared with $4.8 million in the prior year period. Spending in 2015 will exceed prior year primarily due to an investment in transportation filtration capacity to support growth in the Americas by repurposing an existing fine paper machine.

Debt as of June 30, 2015 was $215.5 million compared to $223.2 million at March 31, 2015 and $234.3 million on December 31, 2014. Cash and equivalents as of June 30, 2015 were $78.0 million compared with $58.8 million as of March 31, 2015 and $72.6 million as of December 31, 2014. On August 1, 2015, the FiberMark acquisition was financed using $80 million of cash and $43 million of debt drawn against the Company’s existing revolving credit agreement.

Quarterly Segment Results

Technical Products net sales of $119.0 million increased 2 percent compared with prior year sales of $116.9 million. The growth in sales resulted from increased volumes (including the acquisition), a higher value product mix and increased selling prices, partly offset by unfavorable currency effects. Sales on a constant currency basis grew 15 percent (4 percent excluding the acquisition), led by gains in transportation and other filtration markets and in labels.

Operating income of $15.3 million in the second quarter of 2015 increased 12 percent compared with prior year adjusted income of $13.7 million. In 2014, adjusted operating income included approximately $0.5 million for restructuring costs. Higher operating income in 2015 resulted from volume growth (including the acquisition), improved net selling prices, and lower input costs. These items were only partly offset by currency impacts.

Fine Paper & Packaging net sales were $98.3 million in the second quarter of 2015, down 8 percent compared with a record $106.6 million in the prior year. Higher selling prices and an improved mix were offset by a 10 percent volume decrease. Volume declines reflected decreased large volume shipments of lower value non-branded products, as well as impacts from customer consolidation. These items were partly offset by good performance in premium packaging and retail sales.

Operating income of $17.3 million in the second quarter of 2015 was unchanged from the prior year. Benefits from higher net prices, a more profitable mix, and lower input costs were able to offset impacts due to reduced volumes.

Unallocated Corporate and Other includes unallocated corporate costs and results from certain non-premium paper grades. Unallocated corporate costs in the second quarter of 2015 were $4.8 million compared with $4.5 million in prior year period. In 2015, sales of non-premium paper grades were $6.8 million, with operating income of $0.1 million, compared with sales in 2014 of $6.9 million and an operating loss of $0.1 million.

Year to Date

Year-to-date net sales of $452.3 million in 2015 decreased 1 percent compared with $455.5 million in 2014. The decreased revenues resulted from a $29 million (6 percent) negative impact due to currency translation that offset volume-driven growth in Technical Products and improved pricing and mix in both segments.

Operating income of $56.7 million in 2015 increased 16 percent compared with $48.9 million in 2014 and resulted from growth in sales volume, a more favorable mix and higher selling prices, lower input costs and the absence of $1.0 million of restructuring and acquisition costs. Partly offsetting these items were unfavorable currency translation and higher SG&A and mill costs.

Net income from continuing operations was $33.0 million in 2015 compared with $28.2 million in 2014. Increased income in 2015 resulted primarily from higher operating income. Year to date earnings per diluted common share of $1.92 increased 16 percent from $1.66 in 2014. After excluding costs for restructuring in 2014, earnings per share increased 14 percent to $1.92 in 2015, compared with adjusted earnings per share of $1.69 in the prior year-to-date period.

Cash provided by operating activities of $44.5 million for the six months ended June 30, 2015 was $7.4 million lower than the prior year period.  Increases in cash from operations in 2015 due to higher operating income and lower pension contributions were offset by differences in working capital and higher cash tax payments in 2015. Working capital differences included increased amounts in 2015 due to higher sales and a favorable one-time item in 2014 for changes in terms for certain vendors.

Year-to-date capital spending of $12.6 million compared with $9.1 million in the prior year. Higher spending in 2015 is primarily a result of the U.S. filtration capacity project.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below:

Continuing Operations

	Second Quarter		YTD
$ millions	2015	2014	2015	2014

GAAP Operating Income	$27.9	$25.9	$56.7	$48.9
Integration/Restructuring Costs	—	0.7	—	1.0
Adjusted Operating Income	$27.9	$26.6	$56.7	$49.9

GAAP Income	$16.7	$15.0	$33.0	$28.2
Integration/Restructuring Costs	—	0.4	—	0.6
Adjusted Income	$16.7	$15.4	$33.0	$28.8

GAAP Earnings per Diluted Common Share	$0.97	$0.88	$1.92	$1.66
Integration/Restructuring Costs	—	0.02	—	0.03
Adjusted Earnings per Share	$0.97	$0.90	$1.92	$1.69

Diluted Shares	16,957	16,855	16,994	16,800

Conference Call

A conference call and webcast to discuss second quarter earnings and other matters of interest will be held as noted below.

Date: Thursday, August 6, 2015

Time: 11:00 a.m. Eastern Time

Dial-In #:  (888) 893-0989 US/Canada or (706) 758-4223 International

Confirmation ID Code: 85798908

Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Events/Presentations page. To participate actively in the call, parties should use the telephone dial-in numbers.  Supplemental data can be found in the Investor Relations — Events/Presentations section of the company’s web site, www.neenah.com.

A replay of the call will be available through the company’s web site until September 10, 2015 and may also be accessed by dialing (855) 859-2056 in the US or (404) 537-3406 internationally, using conference ID 85798908.

About Neenah Paper, Inc.

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net Sales	$224.1	$230.4	$452.3	$455.5
Cost of products sold	174.9	183.2	352.2	364.9
Gross Profit	49.2	47.2	100.1	90.6
Selling, general and administrative expenses	20.8	20.4	42.7	40.3
Unusual items (1)	—	0.7	—	1.0
Other expense - net	0.5	0.2	0.7	0.4
Operating Income	27.9	25.9	56.7	48.9
Interest expense-net	2.8	2.9	5.8	5.7
Income From Operations Before Income Taxes	25.1	23.0	50.9	43.2
Provision for income taxes	8.4	8.0	17.9	15.0
Net Income	$16.7	$15.0	$33.0	$28.2

Earnings Per Common Share:
Basic	$0.98	$0.89	$1.95	$1.68

Diluted	$0.97	$0.88	$1.92	$1.66

Weighted Average Common Shares Outstanding (000s)
Basic	16,735	16,585	16,739	16,510

Diluted	16,957	16,855	16,994	16,800

(1) Results for the three and six months ended June 30, 2014, include restructuring costs of $0.7 million and $1.0 million, respectively.

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net Sales:
Technical Products	$119.0	$116.9	$238.9	$234.4
Fine Paper and Packaging	98.3	106.6	199.7	208.1
Other	6.8	6.9	13.7	13.0
Consolidated	$224.1	$230.4	$452.3	$455.5

Operating Income:
Technical Products	$15.3	$13.2	$31.3	$26.9
Fine Paper and Packaging	17.3	17.3	34.7	30.6
Other	0.1	(0.1)	0.3	(0.3)
Unallocated corporate costs	(4.8)	(4.5)	(9.6)	(8.3)
Consolidated	$27.9	$25.9	$56.7	$48.9

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$78.0	$72.6
Accounts receivable - net	109.7	87.1
Inventories	105.3	111.3
Deferred income taxes	14.2	15.8
Prepaid and other current assets	13.3	15.7
Total current assets	320.5	302.5
Property, plant and equipment - net	257.6	270.0
Deferred income taxes	22.3	29.9
Goodwill and other intangibles - net	104.7	110.4
Other non-current assets	16.7	17.8
Total assets	$721.8	$730.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$1.2	$1.4
Accounts payable	51.1	46.9
Accrued expenses	43.9	45.8
Total current liabilities	96.2	94.1
Long-term debt	214.3	232.9
Deferred income taxes	9.7	10.6
Non-current employee benefits	96.4	103.1
Other noncurrent obligations	1.4	1.2
Total liabilities	418.0	441.9
Stockholders’ equity	303.8	288.7
Total liabilities and stockholders’ equity	$721.8	$730.6

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2015	2014
Operating Activities
Net income	$33.0	$28.2
Depreciation and amortization	14.4	14.6
Stock-based compensation	3.5	3.0
Excess tax benefit from stock-based compensation	(0.9)	(2.5)
Deferred income tax provision	8.7	13.5
Non-cash effects of changes in FIN 48 accruals	(0.1)	(2.1)
(Increase) decrease in working capital	(16.2)	1.1
Pension and other postretirement benefits	2.2	(3.7)
Other	(0.1)	(0.2)
Net cash provided by operating activities	44.5	51.9
Investing Activities
Capital expenditures	(12.6)	(9.1)
Purchase of equity investment	—	(2.9)
Purchase of marketable securities	(0.1)	(0.3)
Other	0.3	(0.1)
Cash used in investing activities	(12.4)	(12.4)
Financing Activities
Short and long-term borrowings — net of debt issuance costs	(0.1)	6.1
Repayment of debt	(13.4)	(24.4)
Proceeds from exercise of stock options	0.4	3.4
Shares purchased	(3.8)	(0.2)
Cash dividends paid	(10.1)	(8.0)
Excess tax benefit from stock-based compensation	0.9	2.5
Cash used in financing activities	(26.1)	(20.6)
Effect of exchange rates on cash and cash equivalents	(0.6)	—
Net increase in cash and cash equivalents	5.4	18.9
Cash and cash equivalents, beginning of the year	72.6	73.4
Cash and cash equivalents, end of the year	$78.0	$92.3